T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of T-Mobile USA and legacy MetroPCS Communications Inc. (“MetroPCS”), after giving effect to the transaction between T-Mobile USA and MetroPCS and adjustments described in the accompanying notes. In accordance with Article 11 of Regulation S-X (“Article 11”), a pro forma balance sheet is not required as the transaction has already been reflected in the unaudited September 30, 2013 balance sheet of the Company.

The transaction is accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because T-Mobile USA’s indirect stockholder, Deutsche Telekom, is entitled to designate the majority of the board of directors of the combined company, MetroPCS stockholders received a cash payment and Deutsche Telekom received a majority of the equity securities and voting rights of the combined company, T-Mobile USA is considered to be the acquirer of MetroPCS for accounting purposes. This means that the Company allocated the purchase price to the fair value of MetroPCS’ assets and liabilities as of the acquisition date, with any excess purchase price being recorded as goodwill.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 reflect the transaction as if it had occurred on January 1, 2012, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of T-Mobile USA and MetroPCS and the notes thereto, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in Note 1 hereto.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. In connection with the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information become available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2012

	Historical		Pro Forma Adjustments	Notes	Pro Forma Combined
(in millions, except per share amounts)	T-Mobile USA	MetroPCS
Revenues
Total revenues	$19,719	$5,101	$93	(3f)	$24,941
			$28	(5)
Operating expenses
Network costs	4,661	1,490	(24)	(3e)	5,978
			(149)	(3f)
Cost of equipment sales	3,437	1,440	(22)	(3f)	4,855
Selling, general and administrative	6,796	697	(23)	(1)	7,734
			264	(3f)
Depreciation and amortization	3,187	641	(177)	(3a)	3,996
			345	(3b)
Impairment charges on goodwill and spectrum licenses	8,134	—	—		8,134
Other, net	(99)	9	—		(90)
Total operating expenses	26,116	4,277	214		30,607
Operating income (loss)	(6,397)	824	(93)		(5,666)
Other income (expense)
Other expense, net	(589)	(217)	2	(1)	(1,052)
			(125)	(4)
			51	(4)
			(174)	(5)
Total other expense, net	(589)	(217)	(246)		(1,052)
Income (loss) before income taxes	(6,986)	607	(339)		(6,718)
Income tax benefit (expense)	(350)	(213)	127	(3c)	(436)
Net income (loss)	$(7,336)	$394	$(212)		$(7,154)
Net income (loss) per common share
Basic	$(25.07)	$1.08		(3d)	$(9.95)
Diluted	$(25.07)	$1.07		(3d)	$(9.95)
Weighted average shares
Basic	292,669,971	363,449,061		(3d)	719,221,158
Diluted	292,669,971	364,880,303		(3d)	719,221,158

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2013

	Historical			Pro Forma Adjustments	Notes	Pro Forma Combined
(in millions, except per share amounts)	T-Mobile USA*	MetroPCS**	MetroPCS***
Revenues
Total revenues	$17,593	$1,287	$422	$29	(3f)	$19,331
Operating expenses
Network costs	3,880	373	134	(7)	(3e)	4,349
				(31)	(3f)
Cost of equipment sales	4,837	438	92	(5)	(3f)	5,362
Selling, general and administrative	5,286	194	213	(49)	(1)	5,552
				(89)	(1)
				(67)	(1)
				64	(3f)
Depreciation and amortization	2,630	173	56	(74)	(3a)	2,856
				71	(3b)
Other, net	103	1	—	—		104
Total operating expenses	16,736	1,179	495	(187)		18,223
Operating income (loss)	857	108	(73)	216		1,108
Other income (expense)
Other expense, net	(667)	(76)	(72)	(91)	(4)	(888)
				18	(4)
Total other expense, net	(667)	(76)	(72)	(73)		(888)
Income (loss) before income taxes	190	32	(145)	143		220
Income tax benefit (expense)	(135)	(13)	39	(54)	(3c)	(163)
Net income (loss)	$55	$19	$(106)	$89		$57
Net income (loss) per common share
Basic	$0.09	$0.05			(3d)	$0.08
Diluted	$0.09	$0.05			(3d)	$0.08
Weighted average shares
Basic	642,957,645	364,999,137			(3d)	723,375,190
Diluted	645,520,524	366,556,369			(3d)	726,975,914

*	T-Mobile USA historical amounts for the nine months ended September 30, 2013 includes five months’ results from MetroPCS, given that the business combination closed on April 30, 2013.

**	The MetroPCS historical amounts include results for the three months ended March 31, 2013

***	The MetroPCS historical amounts include results for the one month ended April 30, 2013

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of April 30, 2013 (the “Acquisition Date”), the date the transaction closed.

T-Mobile USA’s historical results are derived from T-Mobile USA’s audited consolidated statement of comprehensive income for the year ended December 31, 2012, and unaudited condensed consolidated statement of comprehensive income for the nine months ended September 30, 2013 under accounting principles generally accepted in the United States of America (“GAAP”). MetroPCS’ historical results are derived from the audited consolidated statement of comprehensive income for the year ended December 31, 2012, the unaudited condensed consolidated statement of comprehensive income for the three months ended March 31, 2013, and the unaudited condensed consolidated statement of comprehensive income for the one month ended April 30, 2013 under GAAP.

Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial information are those set out in T-Mobile USA’s audited financial statements as of December 31, 2012 and MetroPCS’ audited financial statements as of December 31, 2012. Management has determined that no significant adjustments are necessary to conform MetroPCS’ financial statements to the accounting policies used by T-Mobile USA in the preparation of the unaudited pro forma condensed combined financial information.

Description of Transaction

On October 3, 2012, MetroPCS entered into the business combination agreement (the “Business Combination Agreement”), by and among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom (“Holding”), T-Mobile USA and MetroPCS, which was subsequently amended on April 14, 2013.

On the Acquisition Date, MetroPCS (i) effected a recapitalization that included a reverse stock split of the MetroPCS common stock, which represented thereafter one-half of a share of MetroPCS common stock; (ii) as part of the recapitalization, distributed a cash payment in an amount equal to $1.5 billion (or approximately $4.05 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split; and (iii) issued and delivered to Holding or its designee shares of MetroPCS common stock equal to 74% of the fully-diluted shares of MetroPCS common stock outstanding immediately following the cash payment, and Holding delivered to MetroPCS all of the shares of capital stock of T-Mobile USA.

The pro forma adjustments take into consideration the senior unsecured notes in an aggregate principal amount of $14.7 billion, which were issued or offered as follows:

•
$11.2 billion notes were issued by T-Mobile USA to Deutsche Telekom or its subsidiaries to refinance certain intercompany indebtedness owed by T-Mobile USA and its subsidiaries to Deutsche Telekom and its subsidiaries (excluding T-Mobile USA and its subsidiaries).

•
$3.5 billion notes were issued by MetroPCS Wireless, Inc. (“Wireless”), a wholly owned subsidiary of MetroPCS to third party investors of which the net proceeds were used by MetroPCS to refinance the Wireless existing senior credit facility and for general corporate purposes.

As of the date of this current report on Form 8-K, MetroPCS and T-Mobile USA had incurred approximately $74.4 million of transaction costs. An adjustment of $49.2 million and $25.2 million has been reflected in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively, related to transaction costs as these are nonrecurring charges, which are to be excluded in accordance with Article 11. The transaction costs of $74.4 million exclude financing fees related to the $3.5 billion notes, which were approximately $40.0 million, as well as an insignificant amount of financing fees related to the $11.2 billion notes.

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Certain other nonrecurring charges have been excluded from the unaudited pro forma condensed combined statements of operations in accordance with Article 11. The excluded nonrecurring charges related to the acceleration of MetroPCS’ share based payments and the related severance and change in control payments. An adjustment of $89.4 million has been reflected in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 in connection with the estimated charge relating to the acceleration of MetroPCS’ share based payments incurred by MetroPCS prior to the combination of the two companies. An adjustment of $67.0 million has been reflected in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 relating to change in control payments to MetroPCS’ employees.

2. Calculation of Purchase Consideration

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer (in this case, T-Mobile USA, the legal subsidiary) has issued to the owners of the accounting acquiree (MetroPCS, the legal parent) to give them the same percentage interest in the combined entity. The fair value of MetroPCS common stock is based on the closing stock price on the Acquisition Date of $11.84 per share. The Company expects that the allocation of the purchase price will be finalized within twelve months after the Acquisition Date.

The purchase price is calculated as follows:

(in millions, except share and per share amount)	Purchase Consideration
Number of MetroPCS shares outstanding(i)	370,457,300
MetroPCS common stock price(ii)	$7.79
Fair value of MetroPCS shares	$2,886
Fair value of stock options(iii)	84
Cash consideration paid to stock option holders(iii)	1
Estimated purchase price	$2,971

(i)	Number of shares of MetroPCS common stock issued and outstanding as of April 30, 2013, including MetroPCS unvested restricted stock, which immediately vested upon closing.

(ii)
Closing price of MetroPCS common stock on the New York Stock Exchange on April 30, 2013 of $11.84 per share adjusted by the $4.05 per share impact of the $1.5 billion cash payment. The cash payment was a return of capital, made as part of the recapitalization to the MetroPCS stockholders prior to the stock issuance to Holding or its designee. MetroPCS made the $1.5 billion cash payment (or approximately $4.05 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split.

(iii)
Pursuant to the business combination agreement, unvested equity awards immediately vested and stock option holders received stock options of the combined entity on the Acquisition Date, subject to stockholder’s right to cash redemption for options in which the exercise price was less than the average closing price for the five days preceding the closing (“in-the-money options”). Stock options with low exercise prices, as defined in the business combination agreement, were canceled in exchange for cash consideration. Therefore, the fair value of stock options includes all stock options outstanding, adjusted for those options meeting the definition of low exercise price and elections made by the option holders with the in-the-money stock options, which were subject to cash payment.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of MetroPCS are recorded at the acquisition date fair values and added to those of T-Mobile USA. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of April 30, 2013 and have been prepared to illustrate the estimated effect of the transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of MetroPCS, with the excess recorded as goodwill:

(in millions)	Preliminary Fair Value
Assets
Cash and cash equivalents	$2,144
Accounts receivable, net	98
Inventory	171
Other current assets	240
Property and equipment	1,475
Spectrum licenses	3,818
Other intangible assets	1,376
Other assets	10
Total assets acquired	9,332
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	475
Deferred revenues	187
Other current liabilities	15
Deferred tax liabilities	735
Long-term debt	6,277
Other long-term liabilities	355
Total liabilities assumed	8,044
Net identifiable assets acquired	1,288
Goodwill	1,683
Net assets acquired	$2,971

Acquisition Date fair values for net property and equipment were calculated utilizing a cost approach that estimates the fair value of property and equipment needed to replace the functionality provided by the existing property and equipment. The estimated Acquisition Date fair values of property and equipment reflect a significant decrease in the carrying value of MetroPCS’ property and equipment due to advances in telecommunications equipment technology allowing a market participant to utilize a smaller quantity of property and equipment in a wireless network to achieve the same functionality. Additionally, MetroPCS’ cell sites are concentrated in dense urban areas, where a market participant would have significant overlapping coverage, thus the Acquisition Date fair value is impacted by the accelerated decommissioning of a large number of cell sites.

3. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)
Represents adjustments to record depreciation and amortization expense related to the reduced basis of property and equipment by $2.7 billion, which have been recorded at estimated fair value on a pro forma basis and will be depreciated and amortized over the estimated remaining useful lives on a straight-line basis utilizing T-Mobile USA’s useful life assumptions as provided for each class of property and equipment in the table below. The useful life assumptions differ from MetroPCS’ property and equipment useful life assumptions because each company’s assumptions are based on its own historical experience with similar assets and its own intended use for the assets, while also taking into account anticipated technological or other changes. The value of each is noted below:

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in millions)	Useful Life	Adjusted Basis
Buildings and improvements	Up to 20 years	$14
Wireless communications systems	Up to 15 years	960
Capitalized software	Up to 3 years	162
Equipment and furniture	Up to 5 years	268
Construction in progress		71
Property and equipment, net		$1,475

Historical depreciation and amortization expense was adjusted for the fair value adjustment decreasing the basis of property and equipment, as well as the useful life assumption changes. The fair value adjustment to basis most significantly impacts certain network-related equipment and construction costs in wireless communication systems. Historically reported depreciation was reduced in part due to the asset basis adjustment, in particular to network equipment representing 3G or third generation technologies as well as redundant macro cell sites. Offsetting the impact of the adjustment to basis is an increase in depreciation due to generally shorter T-Mobile USA useful life assumptions as introduced by differences in policy as well as the intended use of the property and equipment. The approximate impact of each is illustrated below:

(in millions)	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
Historical depreciation and amortization	$641	$229
Adjustment related to:
Asset basis of property and equipment, net	(400)	(144)
Useful life assumptions	223	70
Pro forma adjustment	(177)	(74)
Adjusted MetroPCS depreciation and amortization expense	$464	$155

(b)	Represents adjustment to record amortization expense related to other identifiable intangible assets. These identifiable intangible assets include:

•
Subscriber relationships ($1,104 million) - Represents relationships with U.S. domestic subscribers that are expected to have an estimated useful life of approximately six years. The amount is amortized using the accelerated depreciation method.

•	Trade names ($233 million) - Represents the MetroPCS brand that has been estimated to have a useful life of approximately eight years. The amount is amortized using the straight-line method.

Indefinite lived intangible assets, including spectrum licenses and goodwill, are not subject to amortization but will be tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired.

(c)
Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. Tax rate of 37.5% has been utilized, which reflects the tax rate of the combined company, to compute the income tax expense related to the pro forma adjustments on the pro forma condensed combined statements of operations as follows:

(in millions)	Year ended December 31, 2012	Nine Months Ended September 30, 2013
Pro forma adjustments	$(339)	$143
Statutory rate	37.5%	37.5%
Income tax benefit (expense)	$127	$(54)

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(d)
Represents the income (loss) per share, taking into consideration the pro forma weighted average shares outstanding calculated including the acceleration of the vesting of the restricted stock, applying the reverse stock split and the issuance of common stock equal to 74% of the fully-diluted shares of common stock outstanding for the year ended December 31, 2012.

Year Ended December 31, 2012
Weighted average shares outstanding	363,449,061
Unvested restricted shares	4,421,102
367,870,163
Reverse 1:2 stock split	0.50
183,935,081
Issuance of shares to Deutsche Telekom	535,286,077
Pro forma basic and diluted weighted average shares	719,221,158

(e)
Represents the amortization of the net unfavorable lease adjustment recorded under purchase accounting at the Acquisition Date. The net unfavorable lease amount recorded is amortized over the estimated average useful life of the underlying leases.

(f)
Represents reclassification of certain revenue and expense line items of MetroPCS’ audited consolidated statement of comprehensive income for the year ended December 31, 2012, the unaudited interim condensed consolidated statement of comprehensive income for the three months ended March 31, 2013, and the unaudited condensed consolidated statement of comprehensive income for the one month ended April 30, 2013 to conform with T-Mobile USA’s presentation of consolidated statement of comprehensive income for the year ended December 31, 2012, and the unaudited interim condensed consolidated statement of comprehensive income for the nine months ended September 30, 2013.

4. Financing Agreements

As described in Note 1, the transaction was financed in part by the issuance of senior unsecured notes by T-Mobile USA and Wireless for amounts of $11.2 billion senior notes and $3.5 billion senior notes, respectively.

The weighted average interest rates for the $11.2 billion senior notes are 6.62% and 5.73% for the permanent notes ($5.6 billion) and reset notes ($5.6 billion), respectively with maturity dates which range from 2019 to 2023. As a result of T-Mobile USA’s exchange of indebtedness and settlement of the related currency and interest rate swaps, the pro forma adjustments reflect the adjustment to historical interest expense to record the estimated pro forma interest expense under the senior notes of $691.7 million and $518.8 million for the year ended December 31, 2012 and for the nine months ended September 30, 2013, respectively.

The pro forma adjustments also reflect the issuance by Wireless of $3.5 billion of fixed-rate senior unsecured notes to third-party investors on March 19, 2013 (the “Wireless Notes”), a portion of which was used to repay the pre-existing $2.4 billion senior secured credit facility. The $3.5 billion of Wireless Notes were issued in two tranches, consisting of $1.75 billion aggregate principal amount of 6.250% Senior Notes due 2021 and $1.75 billion aggregate principal amount of 6.625% Senior Notes due 2023. The pro forma adjustments reflect the estimated incremental pro forma interest expense of $101.2 million and $12.3 million for the year ended December 31, 2012 and for the nine months ended September 30, 2013, respectively.

5. Tower Transaction

On November 30, 2012, T-Mobile USA conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile USA owned wireless communication tower sites (the “Tower Transaction”). The adjustments in the unaudited pro forma condensed combined statement of operations assume the Tower Transaction occurred on January 1, 2012, resulting in approximately $28.0 million in incremental revenue from implied sublease to third parties of the portion of tower sites not leased back by T-Mobile USA and approximately $174.0 million in incremental interest expense related to the financial liability for the year ended December 31, 2012. There are no adjustments for the unaudited pro forma condensed combined statement operations for the nine months ended September 30, 2013 as the Tower Transaction was closed in 2012.

T-MOBILE US, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For purposes of the unaudited pro forma condensed combined financial information, revenues from the implied sublease to third parties were determined based on the excess of third party revenues projected for the period after close of the transaction over revenues reflected in the historical financial statements. The interest rate used for purposes of the unaudited pro forma condensed combined financial information to calculate imputed interest expense related to the financial liability was approximately 8%, based upon the effective interest rate implicit in the transaction. For further information concerning the Tower Transaction, see Note 4 to the audited consolidated financial statements of T-Mobile USA for the year ended December 31, 2012.

6. Trademark License

The Company and Deutsche Telekom entered into a trademark license in connection with the completion of the transaction, under which the Company is obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% of the net revenue generated by products and services sold by the combined company under the licensed trademarks. Under the trademark license, products and services sold by the combined company under the MetroPCS brand or trademarks owned by the combined company are excluded from the royalty calculation so long as they are not used in conjunction with the trademarks subject to the trademark license.

On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate based on the then average commercial royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process. The adjustment of the royalty rate will depend on the then average commercial royalty rates charged in the field of wireless telecommunication, broadband and information products and services in the territory covered by the trademark license, which can be affected by a number of factors, including the royalty rate charged by others in the relevant field and the relative value of the T-Mobile USA trademark. Royalty rates vary considerably, are dependent on a number of factors which cannot be known at this time, and can change year-by-year, making it difficult at this time to determine any definitive estimate of what the current average commercial royalty rate will be in five years.

Within the unaudited pro forma condensed combined statements of operations, no pro forma adjustments are presented for the trademark license because it is expected that the expenses associated with the trademark license will be substantially the same as in the T-Mobile USA consolidated audited financial statements for the year ended December 31, 2012 and in the T-Mobile USA unaudited condensed consolidated financial statements for the nine months ended September 30, 2013. The financial statements of T-Mobile USA reflect royalty expenses from an existing licensing agreement between Deutsche Telekom and T-Mobile USA which management believes approximate the expenses under the new trademark license. Additionally, the Company expects to continue to sell MetroPCS services and products under the MetroPCS brand or trademarks and not use such MetroPCS brand or trademarks in conjunction with the trademarks subject to the licensing agreements; and, therefore, the combined company is not expected to incur royalty expenses on net revenues generated from the sale of MetroPCS branded services and products.